Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
dated as of April 24, 2026
among
VIRGIN GALACTIC HOLDINGS, INC.,
the Subsidiary Guarantors party hereto,
and
WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee
_______________________________
9.80% First Lien Notes due 2028

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of April 24, 2026, among Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors party hereto and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee entered into the Indenture, dated as of December 18, 2025 (as amended or supplemented from time to time, the “Indenture”), relating to the Company’s 9.80% First Lien Notes due 2028 (the “Notes”); and
WHEREAS, pursuant to Section 9.02(a) of the Indenture, the Company, the Subsidiary Guarantors (as applicable) and the Trustee may amend or supplement certain terms and provisions of the Indenture with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes voting as a single class; and
WHEREAS, the provisions that the Company proposes to amend or supplement are among the terms and provisions that are permitted to be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes voting as a single class; and
WHEREAS, the Company has obtained such consent and has provided satisfactory evidence to the Trustee of such consent.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. Amendments.
(a)    Section 1.01 of the Indenture is hereby amended by replacing the definition of “Floor Price” in its entirety with the following:
“Floor Price” means the greater of (i) $2.00 and (ii) prior to the date of a Stockholder Approval, the price per share of Common Stock that would cause the aggregate number of shares of Common Stock issued pursuant to any redemption or amortization (combined with any shares of Common Stock issued in any prior redemption or amortization) under ARTICLE 3 to equal or exceed twenty percent (20%) of the Company’s outstanding shares of Common Stock immediately prior to the Issue Date (subject to adjustment for any stock splits, combinations or similar adjustments).

(b)    The definition of “Liquidity Conditions” in Section 1.01 of the Indenture is hereby amended by replacing subclause (e)(ii) in its entirety with the following:
“(ii) the average daily trading volume for the ten (10) Trading Days preceding the date of the applicable notice of redemption;”
    (c)    Section 1.01 of the Indenture is hereby amended by replacing the definition of “Daily Share Amount” in its entirety with the following:
“‘Daily Share Amount’ means, with respect to any Trading Day, a number of shares of Common Stock equal to 1/N(th) (or 1/10th in the case of a mandatory redemption under Section 3.02) of (a) $1,000 plus accrued and unpaid interest, if any, on such principal amount of Notes divided by (b) the Daily VWAP for such Trading Day. For purposes of this definition, “N” shall mean the number of Trading Days in the Observation Period.”
(d)    Section 1.01 of the Indenture is hereby amended by replacing the definition of “Observation Period” in its entirety with the following:
“‘Observation Period’ means (a) for any optional redemption under Section 3.01, the number of Trading Days as determined by the Company and specified in the applicable notice of redemption (which shall be no less than five (5) Trading Days and no more than ten (10) Trading Days) beginning on the Trading Day immediately following the Company’s issuance of a notice of redemption, and (b) for any mandatory redemption under Section 3.02, the ten (10) Trading Day period beginning on the Trading Day immediately following the Company’s issuance of a notice of redemption.”
(e)    Section 3.02(h) of the Indenture is hereby amended by replacing subclause (2) in its entirety with the following:
“(2)    The number of shares of Common Stock deliverable per $1,000 principal amount of Notes that the Company has elected to redeem using shares of Common Stock will equal the sum of the Daily Share Amounts for each Trading Day in the Observation Period for such redemption on which the Daily VWAP is equal to or greater than the Floor Price; provided, however, that for each Trading Day during the Observation Period on which the Daily VWAP is less than the Floor Price, the Company shall (i) in the case of a mandatory redemption under Section 3.02, pay the redemption price in cash for a principal amount of Notes equal to 1/10th of the principal amount of Notes subject to the applicable redemption notice, or (ii) in the case of an optional redemption under Section 3.01, either (A) pay the redemption price in cash for a principal amount of Notes equal to 1/N(th) of the principal amount of Notes subject to the applicable redemption notice or (B) cancel the redemption with respect to 1/N(th) of the principal amount of Notes subject to the applicable redemption notice, provided that the Company shall specify whether it will rely on the immediately preceding clause (A) or clause (B) in the applicable notice of redemption. For purposes of this clause (2), “N” shall mean the number of Trading Days in the Observation Period.”
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this First Supplemental Indenture will henceforth be read together. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
Section 6. All the agreements of the Company, the Subsidiary Guarantors and Trustee contained in this Supplemental Indenture shall bind each of their successors and assigns whether so expressed or not.
Section 7. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
VIRGIN GALACTIC HOLDINGS, INC., a Delaware limited liability company, as the Company

By:    /s/ Douglas Ahrens
    Name: Douglas Ahrens
    Title: Chief Financial Officer and Treasurer
VIRGIN GALACTIC, LLC, a Delaware limited liability company, as a Subsidiary Guarantor

VIRGIN GALACTIC VEHICLE HOLDINGS, INC., a Delaware corporation, as a Subsidiary Guarantor

VEHICLE HOLDINGS, INC., a Delaware corporation, as a Subsidiary Guarantor

GALACTIC CO., LLC, a Delaware limited liability company, as a Subsidiary Guarantor

GALACTIC ENTERPRISES, LLC, a Delaware limited liability company, as a Subsidiary Guarantor

FANME DEVELOPMENT, LLC, a New Mexico limited liability company, as a Subsidiary Guarantor

By:    /s/ Douglas Ahrens
    Name: Douglas Ahrens
Title: Treasurer
[Signature Page to First Supplemental Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:    /s/ Tom McHugh
    Name: Tom McHugh
    Title: Trust Officer

[Signature Page to First Supplemental Indenture]